Exhibit 99.2

COLOR KINETICS INCORPORATED

Non-Employee Director Compensation Plan

as adopted on May 26, 2004 and amended on March 3, 2005

     The following compensation plan shall be applicable to all non-employee directors of Color Kinetics Incorporated (the “Company”):

Compensation
for all Non-Employee Directors:	Each non-employee director shall receive an annual retainer of $20,000 payable in equal quarterly installments. In lieu of cash payment, each non-employee director may elect, in a manner prescribed by the Company, to receive any quarterly installment payable in the number of shares of the Company’s common stock under the Company’s 2004 Stock Incentive Plan equal to the amount of such cash payment divided by the closing price of the Company’s common stock on the date such quarterly installment is paid. The Company shall not issue any fractional shares, and any balance due will be paid in cash to the directors electing to receive the shares.

Compensation for Audit Committee:	The Chairman of the Audit Committee shall receive an annual payment of $5,000 and all other members of the Audit Committee shall receive an annual payment of $3,000. In lieu of cash payment, each non-employee director may elect, in a manner prescribed by the Company, to receive any quarterly installment payable in the number of shares of the Company’s common stock under the Company’s 2004 Stock Incentive Plan equal to the amount of such cash payment divided by the closing price of the Company’s common stock on the date such quarterly installment is paid. The Company shall not issue any fractional shares, and any balance due will be paid in cash to the directors electing to receive the shares.

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Compensation for all other Committees:	The Chairman of the Compensation Committee, the Nominating Committee and any other committee shall receive an annual payment of $3,000. All other members of the Compensation Committee, the Nominating Committee and any other committee shall receive an annual payment of $2,000. In lieu of cash payment, each non-employee director may elect, in a manner prescribed by the Company, to receive any quarterly installment payable in the number of shares of the Company’s common stock under the Company’s 2004 Stock Incentive Plan equal to the amount of such cash payment divided by the closing price of the Company’s common stock on the date such quarterly installment is paid. The Company shall not issue any fractional shares, and any balance due will be paid in cash to the directors electing to receive the shares.

Initial Option Grant:	Each non-employee director joining the Board after May 25, 2004 shall be granted, on the later to occur of such non-employee director’s date of election to the Board or the Effective Date, an option under the Company’s 2004 Stock Incentive Plan (the “Plan”) to purchase 25,000 shares of the Company’s common stock at an exercise price per share equal to no less than the fair market value of the Company’s common stock as determined by the Board on the date of grant, such option to vest over three years at the rate of 8.33% per quarter until fully vested.

Annual Option Grants:	Each non-employee director shall be granted on the date of the Company’s annual meeting of stockholders, an option under the Plan to purchase 7,500 shares of the Company’s common stock at an exercise price per share equal to no less than the fair market value of the Company’s common stock as determined by the Board on the date of grant, such options to vest over three years at the rate of 8.33% per quarter until fully vested.

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